EXHIBIT 3.01(a)


                         CERTIFICATE OF RETIREMENT
                OF 5 1/2% SERIES A CONVERTIBLE EXCHANGEABLE
                              PREFERRED STOCK
                  OF AIR & WATER TECHNOLOGIES CORPORATION


      Air & Water Technologies Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, hereby certifies as follows:

      FIRST: That the Certificate of Designation (the "Certificate of Designation") of the 5 1/2% Series A Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), provides that shares of Series A Preferred Stock which have been issued and reacquired by the Company in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be canceled and shall not be available for reissue or redesignation.

      SECOND: That pursuant to the Certificate of Designation, the Company is authorized to issue 1,200,000 shares of Series A Preferred Stock, all of which have been issued.

      THIRD: That the Company has reacquired 1,200,000 shares of Series A Preferred Stock, representing all of the issued and outstanding shares of Series A Preferred Stock.

      FOURTH: That the Company hereby retires the 1,200,000 shares of Series A Preferred Stock reacquired, reducing to zero the number of authorized shares of Series A Preferred Stock.

      IN WITNESS WHEREOF, Air & Water Technologies Corporation, pursuant to
Section 243(b) of the General Corporation Law of the State of Delaware, has caused this Certificate to be executed and acknowledged by its duly authorized officers, this 6th day of February 1998.

                               AIR & WATER TECHNOLOGIES CORPORATION

                               By:  /s/Douglas A. Satzger
                                  -------------------------------------
                                  Name:  Douglas A. Satzger
                                  Title: Senior Vice President, General
                                            Counsel and Secretary